Filed pursuant to Rule No. 424(b) (3) and (c)
                                                              File No. 333-60224



Prospectus Supplement dated November 12, 2001




                                 STRUTHERS, INC.
                                 (Company Name)


                               605 Rossville Road
                               Waukon, Iowa 52172
                                  563-568-4950
                         (Address and Telephone Number)


                              Richard S. Lane, Esq.
                              One Old Country Road
                           Carle Place, New York 11514
                                  516-248-0858
                 (Contact Person, Address and Telephone Number)




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                                       FILED PURSUANT TO RULE 424(b) (3) AND (c)
                                                           FILE NUMBER 333-60224



            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 18, 2001

                               118,333,333 shares

                                 STRUTHERS, INC.
                    common stock, par value $0.001 per share


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           This prospectus supplement supplements our prospectus dated April 18,
2001 relating to the resale by the selling stockholder of up to 218,000,000 shares of our common stock, par value $0.001 per share, which may be offered and sold from time to time by the selling stockholder. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.

           Plan of Distribution. Pursuant to a fourth put purchase notice given in accordance with the Common Stock Purchase Agreement between the selling stockholder and Struthers, Inc., the selling stockholder has purchased a total of 11,363,636 shares of Struthers, Inc.'s common stock at an average purchase price per share of $.0088. The total purchase price for all of these shares is $100,000.

           Struthers, Inc. will receive proceeds from the sale of these shares of $100,000, less a 4% placement fee of $4,000. These shares are listed on the OTC Bulletin Board under the symbol STRU. The offering price of these shares was established with reference to prices of Struthers, Inc.'s common stock on the OTC Bulletin Board for the period beginning October 29, 2001 and ending November 7, 2001.

           Pursuant to three prior put purchase notices given in accordance with the Common Stock Purchase Agreement between the selling stockholder and Struthers, Inc., the selling stockholder purchased a total of 27,897,662 shares of Struthers, Inc. from the sale of which shares Struthers, Inc. had received 750,000, less a 4% placement fee of $30,000.

         The selling stockholder is an underwriter within the meaning of the Securities Act of 1933. Struthers, Inc. has no arrangement or understanding, formal or informal, relating to a distribution of these shares. Any resale of these shares by the selling stockholder would be solely at its election and

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would not be made on behalf of or at the request of Struthers, Inc. Struthers,
Inc. does not have any specific knowledge of the intentions, if any, of the selling stockholder to resell and distribute these shares.

         Use of Proceeds. The net proceeds to Struthers, Inc. from the sale of these shares will be added to the general funds of Struthers, Inc. and may be used for general corporate purposes, including working capital.

         General. The mailing address and telephone number of the principal executive offices of Struthers, Inc. are: 605 Rossville Road, Waukon, Iowa 52172, 563-568-4950.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this Prospectus Supplement and the accompanying Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is November 12, 2001.








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